Exhibit 99.1
For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. 415/956-4477
BEI TECHNOLOGIES, INC. REPORTS
THIRD QUARTER 2005 REVENUE AND EARNINGS
SAN FRANCISCO, CA, August 5, 2005 – BEI Technologies, Inc. (Nasdaq: BEIQ), an established manufacturer of electronic sensors and motion control products, announces third quarter 2005 revenue and earnings.
Fiscal 2005 Third Quarter compared with Fiscal 2004 Third Quarter:
•	Revenues increased 21.5% to $83.6 million, including automotive revenue of $49.3 million, which also increased 20.5%

•	Net income increased 56.9% to $5.3 million from $3.4 million

•	EPS increased 56.5% to $0.36 from $0.23 per share
Quarterly Results
Charles Crocker, Chairman and Chief Executive Officer stated, “Revenue for the quarter increased by $14.8 million or 21.5% compared with the prior year third quarter, with increases in all market sectors. Revenue from industrial sensors, actuators and motors increased in the quarter to $27.0 million from $21.9 million in the prior year third quarter, primarily due to the inclusion of Newall Measurement Systems’ linear encoders and higher GyroChip® aviation sales. Government, aerospace and defense revenue increased to $7.3 million compared with $6.0 million in the prior year third quarter due to higher quartz sensor shipments. Automotive revenue increased to $49.3 million with GyroChip sensor shipments of 1.7 million units. While Systron Donner Automotive Division continues to expand production capacity, the Company’s largest customer, Continental Teves (CT), has advised the Company that it engaged a second source for microgyro products beginning with model year 2008. The Company is in discussions with CT regarding the potential implications for the Company of this development.”
Gross margin increased to 30.0% in the fiscal 2005 third quarter from 24.8% in the prior year third quarter. Average gross margin percentages improved both in automotive products, principally as a result of the transition to sales of nuggets, and in aerospace and defense products compared with the prior year third quarter. Selling, general and administrative (SG&A) expense increased in the third quarter of 2005 to $12.3 million compared with the prior year third quarter of $8.1 million. The inclusion of Newall SG&A, accruals associated with Sarbanes-Oxley Section 404 compliance and legal expenses associated with the July 21, 2005 Agreement and Plan of Merger with Schneider Electric S.A. drove the higher spending. Research and development expense in the third quarter of 2005 increased to $4.2 million compared with $3.7 million in the prior year third quarter due to the inclusion of Newall spending and increased spending associated with gyro development.
During the third quarter of 2005 Company operations generated $15.3 million in positive cash flow, which included net income of $5.3 million. Purchases of property, plant and equipment used $5.1 million, primarily to increase GyroChip production capacity at Systron Donner Automotive Division. A $9.2 million reduction of the outstanding balance under the Company’s line of credit reduced the outstanding balance to $3.0 million. The cash balance at the end of the third quarter was $6.7 million.

Nine Months Results
For the nine month period ended July 2, 2005, the Company reported consolidated after tax net income of $13.6 million, or $0.92 per share, versus $8.9 million, or $0.61 per share, in the comparable period of fiscal 2004. Revenue in the nine month period ended July 2, 2005 was $248.4 million, compared to $211.2 million in the comparable period of the prior year. Automotive revenue increased 18.0% to $151.0 million and industrial revenue increased 20.1% to $77.6 million.
Gross margin for the nine month period ended July 2, 2005 increased to 28.4% from 24.0% in the prior year period, with improved margins in all sectors. SG&A spending was $35.4 million, versus $26.0 million in the comparable period of fiscal 2004, principally due to higher activity levels and the inclusion of Newall and Sarbanes-Oxley Section 404 compliance costs. Research and development spending for the nine-month period ended July 2, 2005 of $12.8 million increased from $10.4 million in the comparable prior year period as a result of higher spending associated with gyro development, commercializing licensed technologies, and the inclusion of Newall spending.
About BEI Technologies, Inc.
BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, rotary optical encoders, linear encoders with associated digital readouts (DROs), and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment, including automobiles, trucks and off-road equipment, have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors has been in progress from the middle of 1998 into fiscal year 2005 except for a decrease in production in fiscal 2002 due to increased competition. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, inertial navigation systems, and other devices used in transportation systems.
Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed in this release. Factors that could cause or contribute to such differences include, but are not limited to, the Risk Factors discussed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal 2004.

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 2,
	2005	October 2, *
	(Unaudited)	2004

ASSETS
Cash and cash equivalents	$6,706	$8,218
Investments	4,436	4,299
Trade receivables, net	43,544	45,482
Inventories, net	30,538	29,897
Other current assets	11,203	17,147

Total current assets	96,427	105,043

Property, plant and equipment, net	50,481	39,905
Goodwill	8,734	1,612
Other assets, net	10,067	6,008

	$165,709	$152,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$22,741	$33,698
Accrued expenses and other liabilities	27,445	25,450
Current portion of long-term debt	7,260	7,263

Total current liabilities	57,446	66,411

Long-term debt, less current portion	18,361	10,639
Other liabilities	2,612	2,783
Stockholders’ equity	87,290	72,735

	$165,709	$152,568

*	Based on audited information included on Form 10-K for fiscal year ended October 2, 2004

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)
Unaudited

	Quarter Ended		Nine Months Ended
	July 2,		July 2,	July 3,
	2005	July 3, 2004	2005	2004
Net sales	$83,616	$68,827	$248,379	$211,163
Cost of sales	58,491	51,726	177,820	160,347

	25,125	17,101	70,559	50,816

Selling, general and administrative expenses	12,265	8,062	35,380	25,950
Research, development and related expenses	4,221	3,717	12,753	10,367

Income from operations	8,639	5,322	22,426	14,499

Other income	273	328	671	609

Interest expense	(460)	(295)	(1,351)	(1,016)

Income before taxes	8,452	5,355	21,746	14,092
Provision for income taxes	3,160	1,983	8,127	5,213

Net income	$5,292	$3,372	$13,619	$8,879

BASIC EARNINGS PER COMMON SHARE

Net income per common share	$0.36	$0.24	$0.94	$0.62

Weighted average shares outstanding	14,579	14,338	14,488	14,290

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Net income per common and common equivalent share	$0.36	$0.23	$0.92	$0.61

Weighted average shares outstanding	14,816	14,709	14,785	14,641

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited

	Quarter Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Net income	$5,292	$3,372	$13,619	$8,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,776	2,308	7,805	7,858
Other	7,257	(2,312)	(1,547)	(507)

Net cash provided by operating activities	15,325	3,368	19,877	16,230
Net cash used by investing activities	(5,091)	(2,014)	(28,543)	(6,490)
Net cash provided (used) by financing activities	(9,465)	45	7,154	(7,428)

Net increase (decrease) in cash and cash equivalents	769	1,399	(1,512)	2,312
Cash and cash equivalents at beginning of period	5,937	10,124	8,218	9,211

Cash and cash equivalents at end of period	$6,706	$11,523	$6,706	$11,523

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